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                      [LETTERHEAD OF VORNADO REALTY TRUST]


CONTACT:  JOSEPH MACNOW
          (201) 587-1000

FOR IMMEDIATE RELEASE - August 18, 2004

              VORNADO ANNOUNCES PUBLIC OFFERING OF $75 MILLION 7.0%
                 SERIES E CUMULATIVE REDEEMABLE PREFERRED SHARES

         PARAMUS, NEW JERSEY,......Vornado Realty Trust (NYSE:VNO) today announced the pricing of a public offering of three million perpetual 7.0% Series E Cumulative Redeemable Preferred Shares, at a price of $25.00 per share, pursuant to an effective registration statement. The Company may redeem the Series E Preferred Shares at a redemption price of $25.00 per share after August 20, 2009. Bear, Stearns & Co. Inc. acted as the sole book-running manager. In addition, the Company has granted the underwriters an option for 30 days to purchase up to an additional 450,000 Preferred Shares to cover over-allotments.

         This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification.

         Vornado Realty Trust is a fully-integrated equity real estate investment trust.

         Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.